NEUBERGER BERMAN EQUITY FUNDS
                                     CLASS A
                           PLAN PURSUANT TO RULE 12b-1

                                   SCHEDULE A

      Class A of the following series of Neuberger Berman Equity Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:


                                              Fee (as a Percentage of Average
            Series                             Daily Net Assets of Class A)
            ------                            -----------------------------

Neuberger Berman Climate Change Fund                   0.25%

Neuberger Berman Global Real Estate Fund               0.25%

Neuberger Berman International Large Cap Fund          0.25%

Neuberger Berman Large Cap Disciplined Growth Fund     0.25%

Neuberger Berman Select Equities Fund                  0.25%



Dated: April 15, 2008